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                      August 14, 2023

       James Cheng
       Chief Financial Officer
       Canaan Inc.
       28 Ayer Rajah Crescent #06-08
       S139959, Singapore

                                                        Re: Canaan Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-39127

       Dear James Cheng:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Steve Lin